Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 253461) pertaining to Forward Industries, Inc. of our report dated December 27, 2024, with respect to the consolidated financial statements of Forward Industries, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2024. Our report includes an explanatory paragraph related to Forward Industries, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Melville, New York

December 27, 2024